Exhibit 99.1

 Metromedia International Group Inc. Announces the Delay in Filing of its Third
                   Quarter 2006 Quarterly Report on Form 10-Q

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Nov. 10, 2006--Metromedia International Group, Inc. (the "Company") (PINK SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock), the owner of interests in communications businesses in the country of Georgia, announced today that the Company is unable to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (the "2006 Q3 Form 10-Q") with the United States Securities and Exchange Commission ("SEC"). The filing with the SEC of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 ("2004 Form 10-K), its Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2005 (the "2005 Quarterly Reports"), its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 ("2005 Form 10-K) and its Quarterly Report on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2006 ("2006 Quarterly Reports" and collectively, the "Periodic Reports"), along with the Company's completion of its work effort for compliance with Section 404, "Management Assessment of Internal Controls" of the Sarbanes-Oxley Act of 2002 with respect to the filing of its 2005 Form 10-K, are prerequisite for the filing of the 2006 Q3 Form 10-Q.

    At present, the Company cannot predict with confidence when it will file the Periodic Reports and thus its 2006 Q3 Form 10-Q.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing its ongoing restatement activities and filing with the SEC of its 2004 Form 10-K, the first, second and third quarter 2005 Form 10-Q's, the 2005 Form 10-K, and its first, second and third quarter 2006 Form 10-Q's. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005,
February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005,
April 19, 2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12,
2005, July 18, 2005, July 25, 2005, July 28, 2005, August 3, 2005,
August 10, 2005, September 8, 2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006, March 17, 2006, May 11, 2006,
June 26, 2006, July 14, 2006, August 8, 2006, August 15, 2006, August
22, 2006, September 27, 2006, October 2, 2006, October 10, 2006,
October 24, 2006, October 25, 2006 and October 30, 2006). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, Chief Financial Officer and Treasurer,
             704-321-7380 or investorrelations@mmgroup.com